EXHIBIT 99.2
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                         [Sun Bancorp, Inc. Letterhead]


****FOR IMMEDIATE RELEASE****            PAGE 1 OF 2

FOR MORE INFORMATION, CONTACT:  Robert F. Mack (609) 691-7700



            SUN BANCORP, INC. TO PURCHASE FOUR FIRST UNION BRANCHES

Vineland, NJ....................December 20, 1996



Bernard A. Brown, Chairman and Philip W. Koebig, III, Executive Vice President of Sun Bancorp, Inc., the Vineland New Jersey parent holding company of Sun National Bank, announced today that Sun National Bank has signed a definitive agreement to purchase four New Jersey branches from First Union National Bank. The branches are located in Salem, Woodstown, Carney's Point and Florence, New Jersey and have approximately $75 million in deposits.

"We are very  pleased for this  opportunity  to expand our presence in  southern
New Jersey," commented Brown. "With the purchsae of these branches, Sun will have twenty-two financial service centers serving southern New Jersey," he added.

"Sun prides itself in being a community bank that responds to its customers' needs" remarked Koebig, who also serves as President and Chief Executive Officer of Sun National Bank. "This is an exciting opportunity to offer our new customers a wide range of products and services, while also giving them the personalized attention of a community bank."

                                    o  MORE  o

 P.O. Box 849 - 226 Landis Avenue - Vineland, New Jersey 08360 - (609) 691-7700

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                                                                   Sun
                                                                   Bancorp, Inc.


SUN BANCORP, INC. TO PURCHASE FOUR FIRST UNION BRANCHES

Page 2 of 2                                              December 20, 1996


Koebig also remarked that this is the fifth in a series of five purchases during the past two-and-one-half years that have continued to fulfill Sun's strategic growth goals. During that period of time, the total assets of Sun will have grown from $113 million in 1994 to total assets in excess of $500 million following the completion of the transaction.

The branch purchase is subject to regulatory approval and is expected to close during the second quarter of 1997. Once the transaction has been completed, all branch employees will be retained by Sun National Bank.

First Union National Bank operates 327 branches in New Jersey, including 59 in South Jersey. It is a subsidiary of First Union Corporation (NYSE: FTU), the nation's sixth largest banking company, which provides financial services to more than 12 million customers along the East Coast and throughout the nation.

Sun National Bank currently has eighteen financial serivce centers in Atlantic, Burlington, Cape May, Cumberland, Mercer and Ocean counties, New Jersey, servicing the retail and commercial markets. Its deposits are insured by the F.D.I.C.

Sun Bancorp, Inc. is listed on the Nasdaq Small Cap Market under the symbol SNBC. Sun's market makers are Wheat First Butcher Singer; M.A. Schapiro & Co., Inc. and Janney Montgomery Scott.

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